Checkpoint Systems, Inc.
101 Wolf Drive
Thorofare, NJ 08086 USA

Tel.: +800-257-5540
Fax: +856-848-0937
www.checkpointsystems.com

News

COMPANY CONTACT:
James Lucania
856-384-2480

Checkpoint Systems, Inc. Appoints James M. Lucania as Acting Chief Financial Officer

Thorofare, New Jersey, March 23, 2014 - Checkpoint Systems, Inc. (NYSE: CKP)  today announced the appointment of James M. Lucania as Acting Chief Financial Officer reporting to George Babich, Jr., President and Chief Executive Officer effective March 23, 2015.  Mr. Lucania will replace Jeffrey O. Richard who is stepping down from his role as Executive Vice President and Chief Financial Officer.

“Jeff has made a decision to step down to pursue personal interests.  I respect and support Jeff‘s decision”, stated Mr. Babich.  Mr. Babich further commented, “The Board of Directors and I would like to thank Jeff for his commitment to Checkpoint.  He leaves the finance organization much stronger than when he arrived”.

Checkpoint will undertake an internal and external search to find the successor to Mr. Richard. In addition to the appointment of Mr. Lucania, Joseph G. Driscoll, Vice President and Chief Accounting Officer, will now report directly to Mr. Babich.

“I am confident that Jim and Joe will provide strong leadership to the finance organization and will continue building on the process improvements made under Jeff’s leadership”, concluded Mr. Babich.

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in merchandise availability solutions for the retail industry, encompassing loss prevention and merchandise visibility. Checkpoint provides end-to-end solutions enabling retailers to achieve accurate real-time inventory, accelerate the replenishment cycle, prevent out-of-stocks and reduce theft, thus improving merchandise availability and the shopper’s experience. Checkpoint's solutions are built upon 45 years of radio frequency technology expertise, innovative high-theft and loss-prevention solutions, market-leading RFID hardware, software, and comprehensive labeling capabilities, to brand, secure and track merchandise from source to shelf. Checkpoint's customers benefit from increased sales and profits by implementing merchandise availability solutions, to ensure the right merchandise is available at the right place and time when consumers are ready to buy.
For more information, visit www.checkpointsystems.com.